Exhibit 99.1

Trailblazer Resources and Global Cashspot® Announce
Binding Agreement to Combine Businesses

December 8, 2016

Henderson, Nevada-(BUSINESS WIRE) - Trailblazer Resources, Inc. (OTC: TBLZ) announced today that it has entered into a binding letter of intent to acquire Global CashSpot Corp (“GCS”).

It is to serve as a mutual binding letter of intent of the parties to proceed with the transaction.

Under the terms of the agreement Trailblazer Resources has agreed upon closing, to issue and cause to be delivered to the shareholders of GCS, in exchange for their GCS shares, a total of 37,809,039 of newly issued shares of TBLZ.  The parties intend that a closing of the transaction proposed herein shall occur within 60 days of the date of this letter, unless extended by mutual agreement of the parties. As a condition to closing, TBLZ will have obtained the necessary shareholder authorizations to change its name to Global CashSpot Corp, and bring its SEC reporting obligations current.

GCS is a financial technology company (FinTech) deploying a proprietary cross-border payment network that enables more than 2 billion un-banked or self- banked consumers around the world, (80 million in the US) to transfer money person-to-person (P2P) card-to-card, cross-border, in multiple currencies, real-time, on any computer or mobile device from anywhere in the world using a Global Cashspot® Mastercard® brand prepaid debit card.

The GCS mobile platform is available for iOS, (Apple), Android, (Google) and Windows, (Microsoft).

The highly disruptive proprietary technology controls an “international service switch” between sending and receiving financial institutions that enables P2P- card-to-card-cross-border money transfers to and from domestic and international financial institutions that sponsor various prepaid debit and other card programs.

The GCS Safe Access for E-commerce (SAFE™) authentication technology is approved by the World Bank, is PCI compliant, and is one of the most secure transactional card platforms in the global payments industry.

GCS is negotiating with multiple international prepaid debit and other card programs/ financial institutions seeking to link millions of existing cardholders with the GCS card-to-card global payment network enabling billions of dollars in P2P- card-to-card- cross-border money transfers from the United States to: Mexico, India, China, Philippines, and 34 European countries.

GCS plans to expand its card-to-card-cross-border payment corridors throughout 2017.

GCS’ MasterCard branded global card will be sold online at www.globalcashspot.com and at thousands of select retail locations throughout the United States.

The GCS MasterCard branded global card will be accepted at more than 30 million merchants and over 1 million ATM’s worldwide or wherever MasterCard is accepted.

About Trailblazer Resources

Trailblazer Resources, Inc. is a Nevada corporation with no current business operations. Trailblazer is seeking private company as a possible acquisition target in order to harvest value for the Company shareholders.  At the present time TBLZ has only those assets and liabilities shown on the financial statements contained in its most recently filed Form 10-Q for the quarter ended September 30, 2015.  At closing, it will have no liabilities beyond those shown on those financial statements except for its legal fees for effecting this transaction, which amounts will be reasonable in amount and in the ordinary course of business.

Forward Looking Statements

Certain statements in this press release are forward-looking statements.  These statements involve risks and uncertainties, which are described in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  Forward-looking statements are made and based on information available to the Company on the date of this press release. Trailblazer Resources assumes no obligation to update the information in this press release.

For additional information call Mark Huelskamp at: 800-815-8069